Exhibit 99.1              Press release dated April 30, 2009.

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES FIRST QUARTER RESULTS

Pleasanton, CA – Simpson Manufacturing Co., Inc. (the “Company”) announced today that its first quarter 2009 net sales decreased 28.8% to $119.3 million compared to net sales of $167.7 million for the first quarter of 2008. The Company had a net loss of $8.4 million for the first quarter of 2009 compared to net income of $8.4 million for the first quarter of 2008. Diluted net loss per common share was $0.17 for the first quarter of 2009 compared to diluted net income per common share of $0.17 for the first quarter of 2008.

In the first quarter of 2009, sales declined throughout the United States. California and the western states had the largest decrease in sales. Sales during the quarter also decreased throughout Europe and the United Kingdom and Canada. Sales in Asia, although relatively small, have increased as Simpson Strong-Tie has recently expanded its presence in the region. Simpson Strong-Tie’s first quarter sales decreased 29.2% from the same quarter last year, while Simpson Dura-Vent’s sales decreased 24.5%. Simpson Strong-Tie’s sales to dealer distributors and contractor distributors decreased significantly as homebuilding continued to decline and general economic conditions continued to worsen. In response to changing conditions, the Company recomposed the group of customers which it classifies as home centers by removing those customers that serve professional users rather than retail customers and classifying them as dealer distributors. Under the new classification, sales to home centers decreased slightly whereas under the old composition, the decrease would have been larger. Sales decreased across all of Simpson Strong-Tie’s major product lines, particularly those used in new home construction. Sales of most of Simpson Dura-Vent’s product lines also decreased, with the exception of special gas vent and relining products, which increased as a result of the acquisition of ProTech Systems, Inc. in June 2008.

Income from operations decreased 176.7% from $13.5 million in income in the first quarter of 2008 to a loss of $10.3 million in the first quarter of 2009. Gross margins decreased from 33.6% in the first quarter of 2008 to 25.7% in the first quarter of 2009. The decrease in gross margins was primarily due to reduced absorption of fixed overhead, as a result of lower production volumes, as well as higher manufacturing costs, including higher cost of material, labor and distribution. Steel prices continued to decline from their peak in July 2008, as a result of weak demand. The Company has focused on reducing its inventories, which have come down by 10.4% since December 31, 2008, but, with lower sales volumes, it may take several quarters to sell excess inventory.

Research and development expenses decreased 4.7% from $5.1 million in the first quarter of 2008 to $4.9 million in the first quarter of 2009. This decrease was primarily due to a $0.4 million decrease in professional service fees, partly offset by $0.2 million increase in expenses related to additional personnel, including those at businesses acquired in 2008. Selling expenses decreased 19.1% from $19.8 million in the first quarter of 2008 to $16.0 million in the first quarter of 2009. The decrease resulted from a $2.0 million decrease in expenses associated with sales and marketing personnel, most of which was related to cost cutting measures, and a $1.1 million decrease in promotional expenditures. General and administrative expenses increased 12.8% from $17.9 million in the first quarter of 2008 to $20.2 million in the first quarter of 2009. The increase was the result of several factors, including higher bad debt expense of $2.5 million, increased legal and professional service expenses of $0.8 million and higher administrative personnel expenses of $0.7 million, including those at businesses acquired in 2008. This increase was partly offset by a decrease in cash profit sharing of $1.5 million, primarily due to the operating loss. Interest income decreased 91.0% from $1.1 million in the first quarter of 2008 to $0.1 million in the first quarter of 2009, primarily as a result of lower interest rates. The effective tax rate was a benefit of 19.4% in the first quarter of 2009, down from 42.8% in the first quarter of 2008. The effective tax rate of 19.4% is lower than the statutory rate primarily due to the valuation allowances taken on foreign losses and a reduced benefit from the reduction or loss of enterprise zone tax credits at two of the Company’s facilities in California. As a result of the loss before taxes in the first quarter of 2009, the lower effective tax rate resulted in a smaller benefit than if the Company had a higher effective tax rate.

In April 2009, the Company held the grand opening of its 175,000 square foot facility in Zhangjiagang, China, and commenced limited production of its Anchor System products there. Also in April, the Company’s French subsidiary, Simpson Strong-Tie Europe EURL, purchased the equity of Agence Internationale Commerciale et Industrielle, S.A.S., (“Aginco”). Aginco manufactures a line of high quality builder products and distributes them primarily throughout France. The purchase price (subject to post-closing adjustment) was $21.9 million in cash. At its meeting on April 17, 2009, the Company’s Board of Directors declared a cash dividend of $0.10 per share. The record date for the dividend will be July 2, 2009, and it will be paid on July 23, 2009.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, May 1, 2009, at 6:00 am Pacific Time. To participate, callers may dial 800-894-5910. The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to differ substantially from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company’s products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three months ended March 31, 2009 and 2008 (unaudited), are as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2009	2008
Net sales	$119,323	$167,656
Cost of sales	88,610	111,398
Gross profit	30,713	56,258

Research and development and engineering expenses	4,864	5,103
Selling expenses	16,025	19,807
General and administrative expenses	20,162	17,874

Income (loss) from operations	(10,338)	13,474

Income (loss) in equity method investment, before tax	(193)	–
Interest income, net	102	1,128
Income (loss) before taxes	(10,429)	14,602

Provision for (benefit from) income taxes	(2,020)	6,250
Net income (loss)	$(8,409)	$8,352

Net income (loss) per share:
Basic	$(0.17)	$0.17
Diluted	(0.17)	0.17

Cash dividend declared per common share	$0.10	$0.10

Weighted average shares outstanding:
Basic	48,987	48,574
Diluted	48,987	48,931

Other data:
Depreciation and amortization	$6,848	$7,420
Pre-tax stock compensation expense	556	936

The Company’s financial position as of March 31, 2009 and 2008, and December 31, 2008 (unaudited), is as follows:

	March 31,		December 31,
(Amounts in thousands)	2009	2008	2008
Cash and short-term investments	$158,208	$164,381	$170,750
Trade accounts receivable, net	79,383	107,634	76,005
Inventories	225,568	227,855	251,878
Assets held for sale	8,387	9,677	8,387
Other current assets	26,908	20,061	20,577
Total current assets	498,454	529,608	527,597

Property, plant and equipment, net	191,412	195,319	193,318
Goodwill	69,160	57,845	68,619
Other noncurrent assets	40,383	40,655	40,666
Total assets	$799,409	$823,427	$830,200

Trade accounts payable	$22,232	$34,745	$21,675
Line of credit and current portion of long-term debt	821	3,390	26
Other current liabilities	36,498	43,188	50,193
Total current liabilities	59,551	81,323	71,894

Other long-term liabilities	9,289	12,144	9,280
Stockholders’ equity	730,569	729,960	749,026
Total liabilities and stockholders’ equity	$799,409	$823,427	$830,200

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.